EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

Fourth Quarter 2007 (Unaudited)

•	Cash, cash equivalents, and investments at December 31, 2007 were $355.9 million, of which $29.6 million was restricted.

•	Net aircraft deposits with Boeing at December 31, 2007 were $119.8 million.

•

Current and long-term debt balance at December 31, 2007 was $1.06 billion, which reflects debt financing for aircraft purchases, pre-delivery deposit financing, and capital leases for spare engines. All but $125 million of our total debt is secured by aircraft or delivery positions.

•	As of December 31, 2007, the number of aircraft in our fleet that are leased or owned included, 79 leased B717 aircraft and 22 leased B737 aircraft and 8 owned B717 aircraft and 28 owned B737 aircraft

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS FOR 2008

•	The following table contains our 2008 projections for capacity growth:

PERIOD	CAPACITY GROWTH
Q1 2008	10%
Q2 2008	12%
Q3 2008	10%
Q4 2008	10%
FY 2008	10% to 11%

•	The following table depicts our expected aircraft deliveries for 2008:

PERIOD	BOEING 737
Q1 2008	3
Q2 2008	5
Q3 2008	—
Q4 2008	2
FY 2008	10

•	The following table depicts the percentage of our expected fuel consumption that is contracted for 2008:

PERIOD	FUEL UNDER CONTRACT
Q1 2008	37%
Q2 2008	26%
Q3 2008	24%
Q4 2008	19%
FY 2008	26%

•

Our estimated total fuel cost in the first quarter will be in the range from $2.85 to $2.90 per gallon including the benefit of hedges. Assuming $90 bbl oil and $15 bbl crack spread for spot purchases and factoring in the effect of hedges we estimate that the all-in total cost for fuel in 2008 to be in the range of $2.75 to $2.85.

•

We anticipate fuel consumption for 2008 to be approximately 390 to 400 million gallons. Fuel expense sensitivity due to changes in prices on a quarterly basis will be approximately plus or minus $2.5 million, before the effect of hedges, for every $1 per barrel change in crude or crack.

•	The following table depicts our 2008 projections for nonfuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q1 2008	Up 0.5%
FY 2008	Flat to Down 1%

•	We estimate 2008 non-aircraft related capital expenditures to be $25-$30 million.

•	Our projected income tax rate for 2008 will be between 39% and 40%.